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                                                                     Exhibit l.1




                                                    December 28, 2001



Nuveen Virginia Dividend Advantage Municipal Fund 2
333 West Wacker Drive
Chicago, Illinois 60606

         Re: Nuveen Virginia Dividend Advantage Municipal Fund 2 Municipal Auction Rate Cumulative Preferred Shares to be Issued Pursuant to the Underwriting Agreement
                  (File No. 333-72310)

Ladies and Gentlemen:

         We are acting as counsel to Nuveen Virginia Dividend Advantage Municipal Fund 2, a Massachusetts business trust (the "Fund"), in connection with the Fund's filing of a registration statement on Form N-2 (the "Registration Statement") with the Securities and Exchange Commission covering the registration, authorization and proposed issuance of up to 1,680 shares of its Municipal Auction Rate Cumulative Preferred Shares, Series M, liquidation preference of $25,000 per share ("Series M Shares"). In that capacity, we have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion. Insofar as this opinion pertains to matters governed by the laws of The Commonwealth of Massachusetts, we are relying with your consent, solely upon the opinion of Bingham Dana LLP dated December 28, 2001, which opinion is satisfactory in substance and form to us.

         We have assumed that the Registration Statement, the underwriting agreement (the "Underwriting Agreement") and the Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Shares (the "Statement") will be duly completed, executed and delivered and in accordance with the resolutions of the Trustees attached to a Certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's declaration of trust ("Declaration"), Statement, by-laws, and certain resolutions adopted by the Trustees of the Fund and that the Statement will be duly filed with the Office of the Secretary of State of Massachusetts.

         Based upon the foregoing, it is our opinion that:

         (1) The Fund is duly organized and existing under the Fund's Declaration and the laws of The Commonwealth of Massachusetts as a voluntary association with
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VEDDERPRICE

Nuveen Virginia Dividend Advantage Municipal Fund 2
December 28, 2001
Page 2


                  transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

         (2) The Series M Shares, when issued and sold in accordance with the Fund's Declaration, Statement and By-Laws and for the consideration described in the Underwriting Agreement, will be legally issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as Exhibit l.1 to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.

                                           Very truly yours,



                                           Vedder, Price, Kaufman & Kammholz

DAS